                                                                    EXHIBIT 99.1

          Investor Relations Contact:        Public Relations Contact:
          Meredith Mendola                   Joe Gavaghan
          781-370-6151                       781-370-5074
          mmendola@ptc.com                   jgavaghan@ptc.com


           PTC Reports Fiscal 2003 Fourth Quarter and Year End Results

         - Fourth Quarter Revenue and EPS in line with Company Targets -

NEEDHAM, Mass., October 22, 2003 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue totaling $163.7 million for the fourth quarter ended September 30, 2003, compared with $188.6 million for the same period last year. Net loss was $38.0 million, or $0.14 per share, compared to a net loss of $41.8 million, or $0.16 per share, for the year-ago period. During the fourth quarter of 2003, PTC recorded restructuring and other charges of $15.8 million, compared to restructuring and other charges of $6.7 million in the year-ago period. Cash and investments were $205 million at the end of the fourth quarter.

For the fiscal year, revenue totaled $671.9 million, compared to $742.0 million for fiscal 2002. Net loss was $98.3 million, or $0.37 per share, compared to net loss of $93.6 million, or $0.36 per share, in fiscal 2002.

"We were pleased with our execution this quarter, as we met our revenue targets while implementing an aggressive cost reduction program," said C. Richard Harrison, president and chief executive officer. "In the fourth quarter, we achieved a sequential improvement in total license revenue, strong Windchill sales, and continued success in the adoption of Pro/ENGINEER Wildfire by our installed base. In addition, we closed transactions in the fourth quarter with key customers such as AVL List, BMW AG, Ingersoll-Rand, Knorr-Bremse, Manitowoc Cranes, Matsushita Electric Works, Siemens Transportation Systems, Toyota Motor Corporation, and the U.S. Department of Energy's Nuclear Weapons Complex."

Total Windchill revenue in the fourth quarter was $45.7 million, up 10% sequentially. Windchill license revenue was $16.2 million, up 53% sequentially, with stronger sales across both Windchill Link solutions and foundation software. Windchill Link solutions license revenue grew 50% sequentially and represented 53% of overall Windchill license revenue.

Total design solutions revenue for the fourth quarter was $118.0 million, which was down 4% sequentially. Design solutions license revenue was $33.7 million, compared with $38.1 million in the third quarter. Although high-end new seat revenue was soft in the fourth quarter, PTC saw sequential improvements in both design solutions upgrade revenue and revenue from low-end seats.

"In fiscal 2003, we delivered excellent results in key areas of our strategy with new, easy-to-use, interoperable products, our diversified reseller channel, and strategic customer wins such as Boeing and Toyota," continued Harrison. "And with much of the investment in our business transformation behind us, we announced a new cost reduction program that will remove $120 million of annualized expense throughout fiscal 2004.

"All of these efforts strongly position us for fiscal 2004," concluded Harrison. "We have never had a stronger product line-up, clearer value proposition, sharper focus on our target market, or more consistent methodology to help our customers succeed. Our entire organization is aligned behind our strategic goals to improve both customer and shareholder value, and we intend to deliver an operating profit in fiscal 2004, excluding restructuring charges."

First Quarter 2004 Financial Outlook

PTC's revenue forecast for the first quarter of fiscal 2004 is between $150 million and $160 million. Additionally, PTC's cost reduction program is on track, and we expect to incur a restructuring charge of $20 million to $25 million in the first quarter. Net loss per share is expected to be between $0.09 and $0.13.

The Company will provide detailed financial information and an outlook update on its fourth quarter and fiscal year results conference call and live webcast on October 22, 2003 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-889-1956 (in the U.S.) or +1-630-395-0027
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on October 27, 2003. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 402-220-3138.

The Company's unaudited consolidated statement of operations, the unaudited condensed consolidated balance sheet, and the unaudited condensed consolidated statement of cash flows for the fourth quarter and fiscal year are attached.

About PTC

PTC (Nasdaq: PMTC) develops, markets, and supports software solutions that help manufacturers win with superior products. PTC is the world's largest software company with a total commitment to product development and product lifecycle management (PLM). The Company services more than 35,000 customers worldwide. Further information on PTC is available at http://www.ptc.com.

Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to facilitate our customers' understanding of the benefits of our PLM solutions, including return on investment, ease of use, and value creation; the acceptance of Pro/ENGINEER Wildfire and our Windchill Link Solutions, both as stand-alone products and as an integrated product development system; our ability to efficiently manage our sales channels, including utilizing a diverse group of geographically dispersed resellers by effectively coordinating joint activities (including sales, marketing, implementation, support and customer service); the effective execution of our cost reduction initiatives while minimizing organization disruption; and the effects of a weak IT spending environment which has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                                      # # #

                        PARAMETRIC TECHNOLOGY CORPORATION
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


                      Three Months Ended                    Year Ended
                 ---------------------------------------------------------------
                 September 30,    September 30,    September 30,   September 30,
                     2003             2002             2003            2002
                 ---------------------------------------------------------------
Revenue:
   License         $  49,919         $  65,341        $ 205,301      $ 242,906
   Service           113,784           123,219          466,639        499,051
                 ---------------------------------------------------------------
Total revenue        163,703           188,560          671,940        741,957
                 ---------------------------------------------------------------
Costs and expenses:
  Cost of license
   revenue             3,492             4,106           10,990         16,714
  Cost of service
   revenue            55,752            48,163          207,496        200,244
  Sales and
   marketing          67,078            80,829          298,479        333,249
  Research and
   development        32,703            32,348          128,425        136,073
  General and
   administrative     19,310            17,751           69,418         67,256
  Amortization of
   goodwill and
   other intangible
   assets              1,461             8,738            5,861         35,757
  Restructuring and
   other charges      15,762             6,669           30,896         31,150
                 ---------------------------------------------------------------
Total costs and
 expenses            195,558           198,604          751,565        820,443
                 ---------------------------------------------------------------
Operating loss       (31,855)          (10,044)         (79,625)       (78,486)
  Writedown of
   investments            -             (1,014)            (393)        (1,014)
  Gain on sale
   of business            -              8,688               -           8,688
  Other expense,
   net                (1,342)           (1,600)          (2,411)        (3,527)
                 ---------------------------------------------------------------
Loss before
 income taxes        (33,197)           (3,970)         (82,429)       (74,339)
 Provision for
  income taxes         4,762            37,803           15,851         19,282
                 ---------------------------------------------------------------
Net loss           $ (37,959)        $ (41,773)       $ (98,280)     $ (93,621)
                 ===============================================================
Loss per share:
   Basic           $   (0.14)        $   (0.16)       $   (0.37)     $   (0.36)
   Diluted         $   (0.14)        $   (0.16)       $   (0.37)     $   (0.36)
    Weighted
     average shares
     outstanding     265,660           262,129          264,149        260,901

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                       September 30,            September 30,
                                          2003                     2002
                                  ----------------------------------------------
ASSETS

Cash and investments                  $   205,312              $   210,414
Accounts receivable, net                  140,151                  157,522
Property and equipment, net                73,563                   86,535
Goodwill and other intangibles, net        51,851                   54,303
Other assets                              106,813                  166,185
                                  ----------------------------------------------
Total assets                          $   577,690              $   674,959
                                  ==============================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                      $   173,015              $   197,303
Other liabilities                         209,517                  187,728
Stockholders' equity                      195,158                  289,928
                                  ----------------------------------------------
Total liabilities and
 stockholders' equity                 $   577,690              $   674,959
                                  ==============================================

                        PARAMETRIC TECHNOLOGY CORPORATION
             UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                 (in thousands)

                           Three Months Ended                Year Ended
                 --------------------------------------------------------------
                  September 30,     September 30,   September 30,  September 30,
                     2003              2002             2003           2002
                 --------------------------------------------------------------
Cash flows from
 operating
 activities:
  Net loss        $  (37,959)       $  (41,773)     $  (98,280)    $  (93,621)
  Depreciation
   and
   amortization       10,925            17,937          42,091         72,625
  Other               26,180            20,975          69,652            221
                 --------------------------------------------------------------
Net operating
 cash flow and
 foreign exchange
 impact on cash         (854)           (2,861)         13,463        (20,775)
Capital
 expenditures         (5,832)           (4,308)        (24,932)       (31,673)
Sale of a
 business                 -             10,200              -          10,200
Other investing
 and financing
 activities            3,736             3,528           6,367          3,564
                 --------------------------------------------------------------
Net change in
 cash and
 investments          (2,950)            6,559          (5,102)       (38,684)
Cash and
 investments,
 beginning of
 period              208,262           203,855         210,414        249,098
                 --------------------------------------------------------------
Cash and
 investments,
 end of period    $  205,312        $  210,414      $  205,312     $  210,414
                 ==============================================================